Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333‑164688 and 333-217047) on Form S-8 of Mistras Group, Inc. of our report dated March 9, 2022, with respect to the consolidated financial statements of Mistras Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey
March 14, 2022